Exhibit 99.1

Pacific Coast Oil Trust

Pacific Coast Oil Trust Provides 2014 Operations and Permitting Update, Capital Program Summary and 2014 Sensitivity Analysis

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., Trustee

News

                              Release

For Immediate Release

AUSTIN, Texas, April 1, 2014—(BUSINESS WIRE)—PACIFIC COAST OIL TRUST (NYSE: ROYT) (the “Trust”), a perpetual royalty trust formed by Pacific Coast Energy Company LP (“Pacific Coast Energy Company” or “PCEC”), announced  today that it had received from PCEC a 2014 operations and permitting update, a summary of PCEC’s 2014 capital program and an oil price sensitivity analysis for the Trust’s 2014 distributions per unit. Capitalized terms not otherwise defined in this release are defined in the Trust’s filings with the Securities and Exchange Commission (“SEC”).  All of the information contained in this press release has been provided by PCEC.

Randall Breitenbach, CEO of PCEC said, “As the sponsor of Pacific Coast Oil Trust, a perpetual royalty trust, 2014 will be another active year for PCEC.  Our 2014 capital program balances the goals of maximizing current year distributions with enhancing the long term value and development potential of PCEC’s assets.  We will continue ongoing development of the conventional resources in the Orcutt Field and the Los Angeles Basin as planned.  In addition, development of the Orcutt diatomite formation remains on track.  During the remainder of 2014 we will continue to pursue Santa Barbara County Planning Commission approval for the Orcutt Hill Resource Enhancement Plan, which calls for the addition of 96 diatomite wells to our current inventory of 78 active diatomite wells.  We currently expect a final hearing on approval of this phase of the plan in late 2014 or early 2015.”

Operations and Permitting Update

The Trust owns interests in each of the four fields operated and/or partially owned by PCEC.  PCEC has provided the Trustee with the following operations and permitting update. Note that specific individual projects pertaining to the four fields may vary based on results achieved throughout the year.

Orcutt Field - Non-Diatomite and Diatomite Development

The Orcutt Field is located in Northern Santa Barbara County near the town of Orcutt.  It is operated by PCEC. The Orcutt Field was discovered in 1901 and has produced continuously since that time. Initial production from the Orcutt oilfield came from the Monterey and Point Sal formations, at depths between

1,700 and 2,700 feet below the surface.  Oil recovery from the Monterey, Point Sal, and SX formations is enhanced by waterflood injection. There are currently approximately 131 Monterey, Point Sal and SX formation producing wells, and approximately 62 waterflood injection wells on PCEC’s conventional Orcutt properties. During 2014, PCEC plans to undertake the following capital projects with respect to these conventional formations: drill one new well; recomplete two wells; convert one well to an electric submersible pump and upgrade various instruments, controls and other equipment.

The producing diatomite formation in the Orcutt Field lies approximately 500 to 1,100 feet below the surface. PCEC began cyclic steam development in 2005 and was producing from about 78 active diatomite wells as of December 31, 2013. Current production is about 1,500 Boe per day.  PCEC has developed approximately 50 acres of the diatomite formation to date, and produced over 1,315 MBoe from the diatomite formation.  During 2013, PCEC filed an application with Santa Barbara County to allow PCEC to undertake the Orcutt Hill Resource Enhancement Plan (“OHREP”) which will allow the drilling of 96 new production wells on eight existing oil field well pad locations, all within the state-designated Orcutt oil field. The OHREP will occupy a total of 3.1 surface acres of PCEC’s 4,025-acre Newlove property.  PCEC believes that engineering improvements it has achieved since 2007 have increased the efficiency of steaming operations, reducing the steam required for oil production (the steam-oil ratio) to less than half of its original level. As a result, PCEC believes that the OHREP will not require any additional steam generators.  The County is in the process of drafting an Environmental Impact Report for the project.  PCEC anticipates that the EIR will be available for public comment in the fall of 2014 with a hearing on approval of the OHREP before the County Planning Commission expected to take place in late 2014 or early 2015.  During 2014 while the OHREP permitting process is moving through the approval process, PCEC plans to undertake the following diatomite projects: recomplete four wells, upgrade various instruments and controls, and improve efficiencies of existing equipment.  More information concerning operations in the Orcutt Field and the OHREP project can be found at www.orcutthill.com, a PCEC website. This information available at the website is not a part of or incorporated into this press release.

East Beverly Hills Field - West Pico Drillsite

The West Pico Unit is located primarily in the city of Los Angeles with a portion extending into the city of Beverly Hills.  It is developed from an urban drilling and production site in Los Angeles and came on production in 1966.  There are currently 37 producing wells and six waterflood injection wells in the West Pico Unit. Twelve new wells have been drilled from this location since 2003. The West Pico drillsite also includes three wells held by a joint venture between PCEC and Freeport McMoRan Oil and Gas.  PCEC operates the West Pico drill site.  During 2014, PCEC plans to convert two wells to improve water injection performance, recomplete one existing well to improve production and to upgrade and optimize equipment at the drillsite.

Sawtelle and East Coyote Fields

PCEC’s Sawtelle property is situated in west Los Angeles.  There are currently 11 producing wells and three waterflood injection wells in PCEC’s Sawtelle property. BreitBurn Operating L.P. (“BOLP”) operates the Sawtelle Field.   BOLP has indicated that capital spending during 2014 will be minimal.

The East Coyote oilfield was discovered in 1909. There are currently 51 producing wells, and 20 waterflood injection wells in PCEC’s East Coyote property. BOLP also operates the East Coyote field. During 2014, BOLP plans to recomplete three wells, return three currently non-producing wells to production, optimize the downhole performance of four other existing wells and undertake minor mandatory facility upgrades.

2014 Capital Program Summary

PCEC has informed the Trustee that its calendar year 2014 capital program will total approximately $21.7 million. This total includes investments of approximately $8.8 million ($7.1 million net to the Trust’s interest) in the Developed Properties and approximately $12.8 milliona in the Remaining Properties.

a  Does not affect distributions in the current period but the Trust’s pro rata share ($3.2 million) will impact the date on which the NPI Payout occurs.

2014 Sensitivity Analysis (1)

PCEC has provided the Trustee with the following operating and financial sensitivity analysis for the Trust for 2014.  The Trust does not provide sensitivity analysis and assumes no responsibility for the sensitivity analysis set forth below, but is providing the information furnished by PCEC as a matter of disclosure to the unit holders. Neither the Trust nor the Trustee was involved in the preparation of such sensitivity analysis, and it is included here for informational purposes only.

The following sensitivity analysis is subject to all of the cautionary statements and limitations described below and under the caption “Cautionary Statement Regarding Forward-Looking Information.”  In addition, estimates for PCEC’s future production volumes are based on, among other things, assumptions of capital expenditure levels and the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products.  The production, transportation and marketing of oil and natural gas are extremely complex and are subject to disruption due to permitting delays or denials, transportation and processing availability, mechanical failure, human error, weather and numerous other factors.  PCEC’s estimates are based on certain other assumptions, such as well performance and the timing of permitting approvals, which may actually prove to vary significantly from those assumed.  Operating costs, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of PCEC’s properties and the amount of maintenance activity required.  Operating costs, including taxes, utilities and service company costs, move directionally with increases and decreases in commodity prices, and PCEC cannot fully predict such future commodity prices or operating costs.  Similarly, price differentials are set by the market and are not within PCEC’s control.  They can vary dramatically from time to time.  Capital expenditures are based on PCEC’s current expectations as to the level of capital expenditures that will be justified based upon the other assumptions set forth below as well as expectations about other operating and economic factors not set forth below. The sensitivity analysis below does not constitute any form of guarantee, assurance or promise that the matters indicated will actually be achieved. Rather, the information simply sets forth PCEC’s best estimate today for these matters based upon its current expectations about the future based upon both stated and unstated assumptions. Actual conditions and those assumptions may, and probably will, change over the course of the year.

	FY 2014
	Q2			Q3			Q4
Pricing
Assumed Brent Oil Price ($) (2)	$100.00			$100.00			$100.00
Assumed Price Differential ($/boep discount to Brent)	$13.00	–	$15.00	$11.00	–	$13.00	$11.00	–	$13.00

Total Developed Properties
Daily Net Production (boe/d) (3)	3,360	–	3,560	3,180	–	3,380	3,130	–	3,330
Expenses ($/boep) (4)	$33.00	–	$34.00	$31.50	–	$32.50	$31.50	–	$32.50
Development Capital Expenditures ($000s)	$2,500	–	$2,700	$1,900	–	$2,100	$2,200	–	$2,400
80% Net Profits Interest ($000s)	$10,040	–	$11,690	$11,080	–	$12,780	$10,640	–	$12,330

Total Remaining Properties (5)
Orcutt Daily Oil Production (bbl/d)	875	–	925	825	–	875	825	–	875
7.5% Overriding Royalty Interest ($000s) (6)	$480	–	$520	$480	–	$520	$480	–	$520

Quarterly G&A / Op Svcs Fee ($000s) (7)	$500			$500			$500

Total Trust Cash Flow ($000s) (8)	$11,790	–	$13,480	$11,060	–	$12,800	$10,620	–	$12,350
Distribution Per Unit ($) (2)	$0.31	–	$0.35	$0.29	–	$0.33	$0.28	–	$0.32

(1)         Sensitivity analysis is provided on the basis of distribution periods, not production periods (i.e., “Q2” refers to sensitivity analysis pertaining to distributions paid to unitholders in April - June 2014, based on production and expenses in February — April 2014). Expenses and development capital estimates are based on flat $100 per barrel Brent crude oil and $4.00 per mcf natural gas price levels. Operating costs generally move with commodity prices but do not typically increase or decrease as rapidly as commodity prices.  Development Capital amounts in the table above vary  slightly from PCEC’s 2014 calendar year capital program totals due to the two month delay between production and the payment of distributions.

(2)         The amount of revenues of the Trust and cash distributions to the Trust unitholders will be directly dependent on the sales price for oil production sold from the Developed and Remaining Properties, the volumes of oil and gas produced attributable to the Developed and Remaining Properties, payments made or received under the hedge contracts and variations in direct operating expenses and development expenses. The table below is not a projection or forecast of the actual or estimated results from an investment in the Trust units. The purpose of the table is to illustrate the sensitivity of 2014 projected cash distributions per unit to changes solely in oil pricing (giving effect to the commodity derivative contracts that are in place through the March 2014 production month, but then terminate completely). There is no assurance that the hypothetical assumptions described will actually occur or that Brent futures prices will not change by amounts different from those shown in the table.

Sensitivity of Calendar 2014 Projected Cash Distribution Per Trust Unit to Changes in Futures Pricing Based On Actual Results for the First Calendar Quarter of 2014 and the Midpoints of the Projected Periods Above

Brent Futures Oil Pricing

($ per Bbl of Oil)

$80	$90	$100	$110	$120
$1.00	$1.16	$1.32	$1.48	$1.65

(3)         Daily net production is estimated to be comprised of 96.5% oil.

(4)         Comprised of lease operating expenses and taxes.

(5)         The Remaining Properties are expected to continue to pay an Overriding Royalty Interest of 7.5% on revenues less taxes for production in the Orcutt fields during the projected periods presented. Production from Remaining Properties other than the Orcutt fields is expected to be immaterial. Cumulative deficit of the Remaining Properties NPI is expected to be approximately $2.5 million through the end of calendar 2014.

(6)         Reflects impact of estimated 3.5% tax on gross revenues generated from Orcutt fields before giving effect to 7.5% Overriding Royalty Interest.

(7)         Includes monthly fee paid to PCEC for operating and informational services as well as certain estimated general and administrative fees incurred by the Trust.

(8)         Reflects gains in Q2 from 2,000 Bbl/d swapped at $115.00 Brent through the distribution paid in May 2014 (corresponding to the March 2014 production month).

Overview of Trust Structure

Pacific Coast Oil Trust is a perpetual Delaware statutory trust formed by PCEC to own interests in certain oil and gas properties in the Santa Maria Basin and the Los Angeles Basin in California (the “Underlying Properties”). The Underlying Properties and the Trust’s net profits and royalty interests are described in the Trust’s filings with the SEC. As described in the Trust’s filings with the SEC, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, development expenses, and the amount and timing of the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.pacificcoastoiltrust.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. Terms such as “sensitivity analysis,” “projected,” “estimated,” “will be,” “may vary,” “planned,” “expect,” “has indicated,” and similar terms all indicate forward-looking statements.  These forward-looking statements include all of the matters discussed above under “2014 Capital Program Summary” and “2014 Sensitivity Analysis” as well as the amount and date of any anticipated or potential distribution to unitholders. Any announcement of an anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from PCEC with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect any such distributable amount. Other important factors that could cause actual results to differ materially from any announced distributions include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release and in the Trust’s filings with the SEC. Neither PCEC nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Pacific Coast Oil Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 17, 2014 and any subsequent Quarterly Reports on Form 10-Q. The Trust’s Annual Reports on Form 10-K and the Quarterly Reports on Form 10-Q are available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell, 512-236-6555